EXHIBIT  10.2

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the "Agreement") is by and between H. Dean Jones II ("Mr. Jones'') and Texas Gas Transmission, LLC ("Texas Gas"), Boardwalk GP, LLC ("Boardwalk"), Boardwalk Pipelines Holding Corp. ("Holding") and Boardwalk Operating GP, LLC ("Operating") (Texas Gas, Boardwalk, Holding and Operating are collectively referred to herein as the "Company" and references herein are deemed to refer to each such entity individually).

1.            Voluntary Retirement from Employment.      Mr. Jones agrees to voluntarily retire from all employment with the Company, as evidenced by Exhibit A to this Agreement, which will be executed concurrently with this Agreement. As part of his retirement, Mr. Jones is resigning as a director and officer of each of Holding, Boardwalk, and Texas Gas and as Trustee of any Pension or Post-Retirement Plan(s). Mr. Jones's retirement and separation from employment and the positions he holds with Texas Gas, Boardwalk, Holding and Operating shall be effective at the time of his signing of this Agreement. The Company agrees to accept Mr. Jones's voluntary retirement. Mr. Jones and the Company intend that this termination of employment shall constitute a separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and that Mr. Jones shall no longer continue a level of bona fide services rendered to the Company at a level that is at or in excess of 50% of the average level of services that he provided to the Company during the previous 36 months.

2.            Consulting Services.      In consideration of the payment set forth in Section 4(ii) of this Agreement, from March 1, 2008 until February 28, 2009, Mr. Jones shall serve as a Consultant to the Company and its subsidiaries or affiliates providing regulatory, market and customer consulting services on an as requested basis. Mr. Jones's consulting services for the Company shall terminate on February 28, 2009 without the necessity of any notice or other action by him or the Company.

As a Consultant, Mr. Jones shall serve as an independent contractor, and not an employee, of the Company or any of its subsidiaries or affiliates. Mr. Jones shall have the right to control the details of the consulting services he shall provide to the Company. Mr. Jones shall work with the Company to ensure that his actions as a Consultant are consistent with the goals and objectives of the Company and the subsidiary or affiliate that has requested his services. As a Consultant, Mr. Jones shall not be entitled to receive any Company benefits, such as employee benefits, in connection with his consulting services; provided however this provision will have no affect on the benefits Mr. Jones receives as a retiree of the Company. Mr. Jones shall supply all equipment and supplies necessary for his consulting services. Mr. Jones shall control the hours of his work. Mr. Jones shall also control the location of his work; however, there may be occasions when Mr. Jones is expected to meet with Company officials at a Company facility or other designated location. Mr. Jones shall be free to hire assistants in providing consulting services and shall be free to provide consulting services to his other clients (provided Mr. Jones performs no services that would conflict with Section 10 of the Agreement.) Mr. Jones shall be responsible for the payment of all expenses associated with his provision of consulting services to the Company; provided however, the Company shall reimburse Mr. Jones for the reasonable cost of any travel or related expenses incurred at the Company's direction, but in no event shall any such reimbursements be made after the last day of the calendar year following the calendar year that the expense was incurred.

Mr. Jones shall not be treated as an employee for federal or state tax purposes with respect to the consulting services rendered under this Agreement. The Company shall, to the extent it is legally required to do so, file all necessary tax information reports with federal and state taxing authorities, including an Internal Revenue Service Form 1099, to report the income arising from this Agreement.

EXHIBIT 10.2

3.            Effective Date.      Mr. Jones has up to and including twenty-one (21) days from the receipt of this Agreement within which to consider the Agreement. This Agreement shall become final, binding and enforceable on the eighth day after Mr. Jones signs the Agreement, unless Mr. Jones revokes the Agreement as provided for in Section 14 of this Agreement (the "Effective Date").

4.            Payment.

(i) As consideration for Mr. Jones's promises within this Agreement, including without limitation, Sections 8, 9, and 10, and Mr. Jones's execution and acceptance of this Agreement, the Company shall pay Mr. Jones the gross amount of Two Million Two Hundred and Fifty Thousand Dollars and 0/100 ($2,250,000), less required governmental payroll deductions, in the form of a lump-sum payment on March 14, 2008. This payment shall constitute a separate payment that is unrelated to any other payment set forth in this Section 4 of this Agreement for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(ii)  As consideration for the consulting services that Mr. Jones shall provide, pursuant to Section 2 of this Agreement, the Company shall pay Mr. Jones the sum of Two Hundred Fifty Thousand Dollars and 0/100 ($250,000) in the form of twelve (12) equal monthly installments, each in the gross amount of Twenty Thousand Eight Hundred Thirty-Three Dollars and 34/100 ($20,833.34). No deductions shall be made from these payments. The first installment shall be paid in March of 2008. During each of the subsequent eleven (11) months, Mr. Jones shall receive another installment payment, provided however that in no event shall any payment be made after March 15 of 2009. Each of these payments shall constitute a separate payment that is unrelated to any other payment set forth in this Section 4 of the Agreement for purposes of Section 409A of the Code.V

(iii) In consideration of Mr. Jones's execution and acceptance of this Agreement, the Company shall continue to pay Mr. Jones an amount equal to his regular bi-weekly salary, less required governmental payroll deductions, on each regular payday for Texas Gas, until the Effective Date. The final payment shall be made on the March 14, 2008 payday, and shall include a lump-sum cash amount equal to the value of any unused PTO time that existed on the date this Agreement was signed. Each of these payments shall constitute a separate payment that is unrelated to any other payment set forth in this Section 4 of the Agreement for purposes of Section 409A of the Code.

EXHIBIT  10.2

 5.            Release.      In consideration of the payments set forth in Section 4(i) and Section 4(iii), payments to which Mr. Jones is not otherwise entitled, and the sufficiency of which Mr. Jones acknowledges, Mr. Jones hereby KNOWINGLY AND VOLUNTARILY RELEASES AND DISCHARGES Texas Gas, Boardwalk, Holding and Operating and/or their respective past and present successors, assigns, affiliates, parent companies, subsidiaries, partnerships, limited partnerships, partners, joint ventures, predecessors and benefit plans, and the respective past and present officers, directors, trustees, conservators, employees, agents, insurance carriers, plan administrators, plan trustees and attorneys of each of the foregoing from any and all rights, claims, debts, liabilities, actions and/or causes of action, whether in law or in equity, whether known or unknown, that are based upon facts occurring at any time prior to, or at the time of, Mr. Jones's signing of this Agreement including, but not limited to, any matter or action related to Mr. Jones's employment with, termination from, and/or affiliation with Texas Gas, Boardwalk, Holding and/or Operating, including, but not limited to, the following:

5.1. Any statutory claims under the Civil Rights Act of 1866, the Civil Rights Act of 1964, and the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Rehabilitation Act of 1973; Executive Order 11246; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; the Equal Pay Act; the Sarbanes-Oxley Act, Chapter 451 of the Texas Labor Code; the Texas Payday Law; Chapter 21 of the Texas Labor Code; the Kentucky Civil Rights Act, the Kentucky Equal Pay Act, the Kentucky Equal Opportunities Act and all other federal, state or local statutes, laws or regulations;

5.2. Any tort, contract, other common law claims, matters or actions related to Mr. Jones's employment, retirement and/or separation from employment with Texas Gas, Boardwalk, Operating and/or Holding, including, but not limited to, defamation, slander, libel, invasion of privacy, intentional infliction of emotional distress, fraud, misrepresentation, wrongful discharge, breach of contract, breach of any express or implied covenant of good faith and fair dealing and breach of fiduciary duty; and,

5.3. Any and all claims for past or future employment benefits, including, but not limited to, wages, bonuses, incentives, vacation pay, medical insurance coverage and/or other benefits; provided, however, that this release shall not be applicable to: (1) any vested benefits provided under a retirement plan sponsored by Company that is qualified under Section 401(a) of the Code (including, without limitation, any retirement plan subject to Section 401(k) of the Code), (2) any medical benefits provided by a medical plan sponsored by Company, except to the extent provided under the terms of such medical plan or (3) any vested benefits in the Texas Gas Salary Continuation Plan and the Texas Gas Supplemental Retirement Plan . Notwithstanding anything in this Section 5.3 to the contrary, with respect to the post-retirement medical benefits referred to in the prior sentence, the Company reserves the right to modify or eliminate such benefits pursuant to the terms of any such medical plan providing such benefits.

EXHIBIT 10.2

6.            Resignation from All Positions with the Company.      Mr. Jones agrees that, with the exception of the Consultant role as provided in Section 2, as of the date he executes this Agreement, he will resign from any positions of any nature with Texas Gas, Boardwalk, Holding and/or Operating including, without limitations, any positions as an officer or director with Texas Gas, Boardwalk, Holding and/or Operating or any parent, affiliate or subsidiary of Texas Gas, Boardwalk, Holding and/or Operating. Mr. Jones agrees to execute any documents necessary to accomplish those resignations.

7.            Waiver of Rights to Equity Compensation.      In consideration of the payments set forth in Section 4, payments to which Mr. Jones is not otherwise entitled, and the sufficiency of which Mr. Jones acknowledges, Mr. Jones's rights to any and all equity compensation from the Company, including without limitation, any and all LP units and GP units to which he may be entitled pursuant to the Boardwalk GP Phantom Unit Plan and the Boardwalk LP Phantom Unit Plan are hereby terminated and Mr. Jones shall have no further rights to any such compensation.

8.            Confidentiality of Agreement.      Mr. Jones agrees he shall not disclose, or cause to be disclosed, any of the terms of this Agreement, except to his attorney, spouse and/or tax advisor, or as required by law. Mr. Jones agrees to direct his attorney, spouse, and/or tax advisor to abide by this promise of confidentiality. Mr. Jones represents that no unauthorized disclosures concerning the terms of this Agreement, or the sums provided in Section 4, were made prior to the signing of this Agreement.

9.            Confidential and Proprietary Information.      Mr. Jones acknowledges, agrees and stipulates that during his employment with Texas Gas and Boardwalk he has had access to confidential and proprietary information relating to the business and affairs of the Company, its affiliates, subsidiaries and parent companies, including, without limitation, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information;  (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about employees and the terms and conditions of their employment with the Company; (iv) information about potential acquisitions or divestitures; and (v) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information"). Mr. Jones agrees that he shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena, use, disseminate or disclose any of the Confidential Information to any person or entity. Mr. Jones further acknowledges that if Mr. Jones were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause the Company irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Mr. Jones, the Company shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Mr. Jones acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which the Company may pursue.

10.            Non-Competition and Non-Solicitation.      For and in consideration of the sums paid to Mr. Jones pursuant to Section 4 of this Agreement, Mr. Jones agrees as follows:

EXHIBIT  10.2

10.1 During the period of twelve (12) months from and after the Effective Date, Mr. Jones agrees that he will not (whether for compensation or otherwise), alone or as an officer, director, stockholder (except for investments in securities of publicly traded companies which are not in excess of one percent (1%) of such entity's securities), partner, associate, employee, agent, principal, trustee, salesman, consultant, co-venturer, creditor, guarantor, owner, representative, advisor or in any other capacity, perform work for or become associated with any customers of the Company, its affiliates, subsidiaries and parent companies as of the Effective Date, or any natural gas pipeline trade groups, except as needed to perform the consulting services on behalf of the Company described in Section 2, to the extent that Mr. Jones is requested to participate, advise or consult regarding any business or regulatory matters that involve the Company. In addition, Mr. Jones shall not during this period solicit, induce, or encourage any of the current employees or consultants of the Company or any of its subsidiaries to discontinue their relationship with the Company or establish a relationship with any other employer.

10.2  Mr. Jones agrees that the limitations as to time, geographical area and scope of activity to be restrained are reasonable and are not greater than necessary to protect the goodwill and/or Confidential Information of the Company.  Mr. Jones further agrees that the terms of Section 10.1 will not in any way prevent Mr. Jones from earning a living.

10.3  Mr. Jones acknowledges that the damages which will be suffered by the Company by a breach of any term or provision of Section 10.1 would be continuing and irreparable. To the extent Mr. Jones violates any of the terms of Section 10.1, Mr. Jones acknowledges and agrees that he shall pay back to the Company one-half of the payments to he made to him in accordance with Section 4(ii) of this Agreement. Because monetary damages for any violation of Section 10.1 would be difficult, if not impossible, to ascertain, Mr. Jones agrees the Company shall be entitled to equitable relief, including specific performance and injunction, to ensure and enforce his performance of and adherence to the obligations in Section 10.1.

11.           Company Property.      Mr. Jones agrees to deliver to the Director of Human Resources of Texas Gas no later than the Effective Date any and all property, including keys, access cards, files provided for Mr. Jones's use by the Company and all CD's, computer disks and other electronic or written materials which relate to the Company, its business activities, or Mr. Jones's position with the Company.

12.           Non-Disparagement.      Mr. Jones and Company agree that they shall not make disparaging remarks or communications of any type concerning the other, or any of Company's parents, affiliates or subsidiaries or any of the officers or directors of any of those entities. Mr. Jones and Company agree that they shall engage in no conduct designed to be, or that would have the effect of being, detrimental to the interests and goodwill of the Company or Mr. Jones, nor will they engage in any conduct designed to reflect, or that would have the effect of reflecting, adversely on the reputation and/or goodwill of the Company or Mr. Jones, provided, that no section or provision in this Agreement shall be construed as prohibiting Mr. Jones or the Company from making any truthful statements or reports to any regulatory agency or other governmental agency or official.

-

EXHIBIT  10.2

13.        Twenty-One (21) Days to Consider.      The Company advises Mr. Jones that he has twenty-one (21) calendar days from the date he receives this Agreement within which to consider whether to sign this Agreement. The Company advises Mr. Jones that he may voluntarily choose to sign the Agreement earlier, but is not required to do so.

14.        Seven (7) Davs to Revoke.      The Company hereby advises Mr. Jones that for a period of seven (7) calendar days after he signs this Agreement, Mr. Jones may revoke this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. In order to revoke this Agreement pursuant to this Section 14, Mr. Jones must submit his revocation in writing to Mark Hires, Director of Human Resources, Texas Gas Transmission. LLC, 3800 Frederica Street, Owensboro, Kentucky 42301, before the expiration of the seven (7) day period. Notwithstanding the foregoing, Mr. Jones acknowledges that his retirement from employment as of the date of his execution of this Agreement shall remain effective even if Mr. Jones revokes the Agreement. Mr. Jones acknowledges, represents and agrees that he understands his rights and obligations under this Section 14.

15.         Advice of Attorney.      The Company hereby advises Mr. Jones to consult with an attorney prior to executing (signing) this Agreement.

16.         Non-Admission.      This Agreement is not an admission by either Mr. Jones or the Company of any wrongdoing or liability.

17.         Prior Agreements Superseded.      This Agreement constitutes the sole agreement of the parties hereto concerning subject matter herein and supersedes any prior understandings or written or oral agreements between the parties regarding the subject matter herein.

18.         Exclusive Law, Severability and Venue.      This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Kentucky (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the "Law"), then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation. Mr. Jones agrees that for all matters directly or indirectly arising out of this Agreement, venue and jurisdiction for any such matters shall lie with the state and federal courts located in Daviess County, Kentucky as applicable under this Agreement.

19.           Section 409A.      To the extent that the terms of this Agreement would subject Mr. Jones to gross income inclusion, penalties, interest, or additional tax pursuant to Section 409A of the Code, those terms are automatically stricken and reformed either to be exempt from, or to comply with, Section 409A of the Code and the regulations issued thereunder. Notwithstanding any provision of this Agreement to the contrary, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of Mr. Jones's termination of employment with the Company, he is a "specified employee" as defined in Section 409A of the Code, no payment or benefit that results from his termination of employment shall be provided until the date which is six months after the date of his termination of employment (or, if earlier, his date of death). Payments to which Mr. Jones would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his termination of employment. Notwithstanding anything to the contrary, to the extent required by Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during the calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year; and (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

EXHIBIT 10.2

20.           Tax Advice.      Mr. Jones acknowledges that neither the Company nor any of its representatives have provided him with any tax advice or tax-related representations concerning the payments provided for in this Agreement or any other aspect of this Agreement. Mr. Jones agrees that he should consult his own tax advisor(s) for any such tax advice or information.

21.            Acceptance.      By his signature below, Mr. Jones knowingly and voluntarily agrees to and accepts this Agreement. Mr. Jones acknowledges that he has carefully read this Agreement and that he signs this Agreement of his own free will.

ACCEPTED AND AGREED:

BY: /s/ H. Dean Jones II
                                  H. Dean Jones II

Date:  February 25, 2008

For Texas Gas Transmission, LLC:

BY: /s/  Harry Nichols
                      Harry Nichols,
                      Vice President, Human Resources

Date:  March 5, 2008

For Boardwalk GP, LLC:

BY: /s/  Harry Nichols
                                  Harry Nichols,
                      Vice President, Human Resources

Date:  March 5, 2008

                                For:  Boardwalk Pipelines Holding Corp.:

BY: /s/  Harry Nichols
                      Harry Nichols,
                      Vice President, Human Resources

Date:  March 5, 2008

For Boardwalk Operating GP, LLC:

BY: /s/  Harry Nichols
                      Harry Nichols,
                      Vice President, Human Resources

Date:  March 5, 2008

EXHIBIT  10.2

EXHIBIT A

TO CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE:

VOLUNTARY LETTER OF RETIREMENT AND RESIGNATION

EXHIBIT  10.2

Voluntary Letter of Retirement and Resignation

I, H. Dean Jones II, hereby voluntarily retire from all employment and, I hereby voluntarily resign from all positions, including as a director or officer, which I currently hold with Texas Gas Transmission, LLC, Boardwalk GP, LLC, Boardwalk Pipelines Holding Corp. and Boardwalk Operating GP, LLC, and any and all of their parents, subsidiaries, affiliates of other related entities. My retirement and resignations are effective today as evidenced by my signature below.

/s/  H. Dean Jones, II                                                      February 25, 2008
Dean Jones                                                                                                  Date